EXHIBIT 10.8(a)

SECOND AMENDMENT OF LEASE

            PlyProperties, a partnership (“Lessor”) and TheraSense, Inc., a Delaware corporation (“Lessee”) entered into a lease (the “Lease”) dated February 26, 1999, and later amended, covering property at 1360–1380 South Loop Road, Alameda, California (the “Property”).

             Pursuant to paragraph 55 of the Lease, Lessee has exercised its option to expand the leased Premises (“Phase II”), and the parties wish to amend said Lease to provide for and cover said expansion.

            1.   Construction of Phase II Improvements. Lessor agrees, in accordance with the attached Work Letter (“Exhibit B-2”), at its sole cost and expense except as provided for below, and as soon as it can reasonably be accomplished following the execution of this Lease, to (1) complete and submit plans and specifications covering the Phase II expansion to Lessee for its approval (for all intent and purposes and for their mutual benefit Lessor and Lessee have worked together with the architects and engineers in preparing said plans and specifications), which approval shall not be unreasonably withheld, said Phase II building and improvements to be in conformity with JWD’s plans and specifications (Project No. D01003), dated March 29, 2002, a copy of which is attached hereto and made a part hereof; (2) apply for and secure appropriate building permits; (3) secure construction financing; and (3) commence and prosecute to completion in a diligent and good and workmanlike manner the construction and delivery of said Phase II building and improvements to Lessee. The parties hereto are aiming toward the substantial completion and delivery of Phase II to Lessee by April 1, 2003, provided Lessor is not delayed by causes beyond its control, which shall include but not be limited to any unanticipated delays in securing permits and/or financing; delays in construction due to fires, unusually severe weather, labor problems, including strikes or slowdowns; acts of God, and other similar causes; change orders; and delays caused by the Lessee or its agents and/or sub-contractors.

Should Lessor fail to deliver the Premises by the above projected date, then this Second Amendment of Lease shall be effective upon the date Lessor does substantially complete the above work, as previously defined in the Lease, and delivers possession thereof to Lessee.

If the actual commencement date of this Lease is other than that set forth in paragraph 2 below, then Lessor and Lessee shall prepare and execute a further amendment of lease setting forth the revised commencement date(s) of the Lease term, but failure to execute such an amendment shall not affect the actual commencement date(s).

            2.   Lease Terms. Commencing upon the substantial completion and delivery of the Phase II improvements, the term of this Lease (covering both the Phase I and II buildings and improvements) shall be extended out to a new ten (10) year term. For example:

                  a.  If the Phase II improvements are completed and delivered, as projected, on April 1, 2003, then the Phase II portion of the Lease shall commence on April 1, 2003 and end March 31, 2013, subject to any extensions as provided for below; and

                  b.  Based on those same dates, the term for the existing, Phase I portion of the Lease shall be extended from its current August 14, 2009 expiration date to also terminate on the above March 31, 2013 date, again subject to any extensions as provided for below.

                   c. Lessee’s right of prior termination, as provided for in paragraph 1.3 of the Rider To Lease, is hereby cancelled.

             3.   Rental.

                   a. Phase II. Lessee’s additional base monthly triple net rent, as defined in the Lease, for the Phase II building and improvements shall equal $82,750.00 ($1.30/SF) per month, beginning on the commencement date of the Phase II lease as established above, and subject to any increases brought about by approved change orders to the aforementioned plans and specifications, and/or future rent adjustments, as set forth below.

                   b. Phase I. Lessee’s base monthly triple net rent for the Phase I building and improvements shall continue the same as currently set forth in the Lease until adjusted as set forth below.

                   c. Rental Adjustments applicable to Phase II. The above triple net base rent shall be adjusted every two and one-half years during the Phase II portion of the lease as follows:

                      (1) Months 31 through 60: The above initial base monthly rent shall be adjusted at the beginning of the 31st month, and the base rent as so adjusted shall be payable each succeeding month until the end of the 60th month, as follows: The base for computing the adjustment is the Consumer Price Index for All Urban Consumers, San Francisco-Oakland, published by the United States Department of Labor, Bureau of Labor Statistics (“Index”), which is published for the month of January, 2003 (“Beginning Index”). If the Index published for the month of July immediately preceding the 31st month adjustment date (“31st Month Adjustment Index”) is increased over the Beginning Index, the base monthly rent payable for each month of the term commencing with the 31st month, and continuing through the 60th month, shall be set by multiplying the initial or original base rent by a fraction, the numerator of which is the 31st Month Adjustment Index and the denominator of which is the Beginning Index.

Notwithstanding the foregoing, in no event shall the base rent be increased pursuant to this paragraph by less than five (5%) percent every two and one-half years (2% per year, non-compounded), or greater than seven and one-half (7.5%) percent every two and one-half years (3% per year, non-compounded).

                      (2) Months 61 through 90; and 91 through 120: To be adjusted based on the same formula or method described above.

                      (3) If the Index is changed so that the base year differs from 1982-84 = 100, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or otherwise revised during the Lease term, such other governmental Index or computation with which it is replaced will be used in order to obtain substantially the same result as would be obtained if the Index would not have been revised or discontinued.

                   d. Rent Adjustments applicable to Phase I. Said adjustments applicable to the Phase I rent, as set forth in paragraph 50.d. of the Lease, shall continue on schedule (i.e. adjusted every two and one-half years of the Phase I portion of the Lease), beginning August 15, 1999.

             4. Cost Overruns. Notwithstanding any provision of this Lease to the contrary, it is understood and agreed that Lessee shall pay to Lessor in cash, within thirty (30) days after Lessor delivers possession of the Phase II Premises to Lessee, or within thirty (30) days of the construction and payment by Lessor of any work specifically ordered by Lessee that is outside of the scope of Lessor’s work set forth in Exhibit “B-2” to this Lease, any construction costs paid or incurred by Lessor in excess of the tenant improvement (“T.I.”) allowance of $25 per square foot that is provided for in Exhibit “B-2”.

Lessee shall have the right to increase the above T.I. allowance of $25 per square foot to $29 per square foot by increasing the rent due for Phase II by an amount so as to amortize said additional $4.00 per square foot of costs over the ten (10) year term of the Phase II portion of the Lease at eleven (11%) per annum interest.

Prior to the start of major tenant improvement work, Lessor will provide Lessee with budget estimates for the work described in paragraph 1 above. Such estimates shall represent Lessor’s reasonable estimates based on contractor estimates or information then known by Lessor, but Lessee agrees that such estimates are subject to change based upon (i) change in design; (ii) time; (iii) actual bids received; (iv) delays in construction; or (v) other reasonable changes or adjustments. Lessor makes no representation that the budget estimates will equal the actual costs incurred. Lessor will reasonably advise Lessee from time to time as to material changes in the budget or actual costs.

              5. Brokers. Each party represents that it has not had dealings with any real estate company, broker, agent, finder, or other person with respect to this Phase II portion of the Lease in any manner, except for the Donald L. Jones Company. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, agent, finder, or other person with whom such indemnifying party has or purportedly has dealt.

             6. Option to Renew. Effective as of the expiration date of this extended Lease term, Lessor grants to Lessee an option to renew this Lease for an additional five (5) year period on the same terms, conditions, covenants, agreements or amendments, if any, then in force pursuant to this Lease except for the amount of the rental which shall be determined either by agreement between the parties or by arbitration based on the fair market rent value of the Premises. For the purposes of this clause, fair market rent shall be defined as the probable triple net rent that the Premises should bring in a competitive and open market at the time that this option is exercised, with the landlord and a “highest and best use” tenant acting prudently and knowledgeably, based on the “as is” condition of the Premises at that time and upon lease terms and conditions consistent with those that govern this Lease extension.

If Lessor and Lessee are unable to agree upon said fair market rent value within thirty (30) days from notice of exercise of the option herein granted, then it will be set either by a qualified MAI appraiser chosen by the parties, or by arbitration as follows:

              a. Within five (5) days after written notice by either party to the other requesting arbitration, one arbitrator shall be appointed by each party. Notice in writing of such appointment, when made, shall be given by each party to the other. The two arbitrators so named shall meet promptly and seek to reach a conclusion as to the fair market rent value of the Premises, and their decision rendered in writing and delivered to the parties hereto shall be final and binding on the parties.

              b. If said two (2) arbitrators shall fail to reach a decision within fifteen (15) days after appointment of the second arbitrator, then the two arbitrators shall forthwith choose a third arbitrator within five (5) days to act with them. If they fail to select a third arbitrator within said five (5) days, the third arbitrator shall be promptly appointed by the Presiding Judge of the Superior Court, State of California, County of Alameda. The party making such application to said Judge shall give the other party hereto five (5) days written notice thereof.

                 c. The arbitration shall proceed with due dispatch. The third arbitrator shall select the value submitted by one of the initial two arbitrators that is closest to the value determined by the third arbitrator. The decision of third arbitrator, reached accordingly, shall be binding, final and conclusive on the parties hereto. Such decision shall be in writing and delivered to the parties.

                  d. If either party fails to appoint an arbitrator as herein provided, then the arbitrator that has been appointed shall be the sole arbitrator.

                 e. The expense of any such arbitration shall be borne equally between the parties hereto, except that the cost of any attorney’s fees incurred by the parties are their own respective responsibilities.

                  f. The arbitration shall be conducted in accordance with the applicable statutes of the State of California then in effect.

                  g. All arbitrators selected shall be licensed real estate brokers with not less than 10 years experience dealing with commercial properties similar to the Property in the same general area as the Property.

Lessee shall exercise this option by serving written notice upon Lessor of its intent to exercise the option at least six (6) months prior to the expiration of the extended ten year term of this Lease. Lessee shall have the right to exercise this option only in the event that Lessee is not in default in its performance of any material term or condition of the Lease.

             7. Expansion. The parties wish to anticipate the possible further expansion of the Premises (“Phase III”) as generally shown on the Master Plan for the site. Upon delivery of written notice (the “Expansion Notice II”) from Lessee to Lessor describing the desired expansion (the “Phase III” building and improvements) and provided that (i) Lessee at Lessor’s reasonable discretion is financially sound enough to warrant the increased liability and/or risk of the expanded building and is not in default under any of the terms and conditions contained herein, (ii) Lessor is able to obtain reasonable third-party financing for the construction of Phase III, (iii) Phase III is generally in conformance with the Master Plan for the site; and (iv) building permits and all other necessary permits or approvals can be reasonably obtained, then Lessor shall endeavor to develop Phase III.

The rent and terms for Phase III and/or the modification at that time of the Lease in general, shall be negotiated between the parties based on fair market conditions, or arbitrated similar to the provisions for arbitration set forth above; and shall take into consideration, but shall not be limited to, the number of years remaining on the Lease or any extension thereof, the cost of third-party financing, the financial strength of the Lessee at the time, the cost of construction, and the special or general nature of the improvements.

             8. Security Deposit. Lessee’s existing security deposit in the amount of $500,000 shall remain in place as additional security to the Lessor and lender or lenders on both the Phase I and II real estate for the term of this Lease under the conditions previously agreed to except term.

              9. Right of First Purchase. In the event that at any time either the Lessor or any successor (the

“Offeror”) wishes to sell the subject real property (“Property”), it shall first notify Lessee of such intent by written notice (“Notice of Intent”), which notice shall state the terms and conditions upon which the Offeror intends to sell or offer the Property.

Thereafter, Lessee shall have the right for a period of fifteen (15) days after receipt of such written notice to notify the Offeror in writing of its desire to purchase the Property. Thereafter, the parties shall negotiate the terms and conditions of such purchase and sale in good faith for a period of up to forty-five (45) days; provided that the Lessee may in all events during the 45 day period accept the Offeror’s offer as set forth in the Notice of Intent. In the event the parties reach agreement on such terms and conditions, the purchase shall be consummated within sixty (60) days after agreement as to the terms and conditions, or within such other time period as may be agreed to in writing by the parties.

In the event the parties are unable to reach agreement as to such terms and conditions, or if the Lessee fails to consummate the purchase of the interests within the required time period, the Offeror shall have the right to sell the Property to any third party on terms and conditions that are not substantially less favorable to Offeror nor better for the buyer than the terms last discussed and agreed to between the parties, and submitted to writing, for a period of one hundred eighty (180) days after the expiration of said forty-five (45) day period. Should Offeror not so sell the Property, or enter into a contract for such sale within such one hundred eighty (180) day period, then, if Offeror thereafter desires to sell the Property it shall re-offer the Property to Lessee as provided herein.

             10. Except as herein specified, all of the other terms and conditions of the subject Lease shall remain in full force and effect applicable to both Phase I and Phase II, as appropriate.

             IN WITNESS THEREOF, Lessor and Lessee have executed this Second Amendment of Lease, this 7th day of May, 2002.

LESSOR		LESSEE

PlyProperties		TheraSense, Inc.

By:	/s/ DONALD L. JONES	By:	/s/ W. MARK LORTZ
	Donald L. Jones, Managing Partner		W. Mark Lortz, President & CEO

		By:	/s/ CHARLES T. LIAMOS
Charles T. Liamos, Chief Financial Officer